Exhibit 99.3

TERRAN ORBITAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, (1) all references in this Exhibit 99.3 to “Terran Orbital,” the “Company,” “we,” “us,” or “our” refer to the business of Terran Orbital Corporation and its subsidiaries prior to the Tailwind Two Merger (as defined below) and to the business of Terran Orbital Corporation (formerly known as Tailwind Two Acquisition Corp.) and its subsidiaries following the consummation of the Business Combination and (2) all references in this Exhibit 99.3 to “New Terran Orbital” refer to Terran Orbital Corporation (formerly known as Tailwind Two Acquisition Corp.) following the consummation of the Business Combination.

The following discussion and analysis of Terran Orbital’s financial condition and results of operations should be read in conjunction with our consolidated financial statements as of and for the years ended December 31, 2021 and 2020 and the related notes thereto filed as Exhibit 99.1 to this Current Report on Form 8-K/A (this “Amendment”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022 to which this Exhibit is filed. In addition to historical data, this discussion contains forward-looking statements about our business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties and assumptions. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this Form 8-K. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Capitalized terms used but not defined in this Exhibit 99.3 shall have the meanings ascribed to them in this Amendment and, if not defined in this Amendment in the Current Report on Form 8-K filed by Terran Orbital Corporation with the SEC on March 28, 2022 (the “Original Form 8-K”), or if not defined in the Original Form 8-K, the final prospectus and definitive proxy statement dated February 14, 2022 filed by Terran Orbital Corporation (formerly known as Tailwind Two Acquisition Corp.) prior to the consummation of the Business Combination (the “Proxy Statement/Prospectus”).

OVERVIEW

The Company is a leading manufacturer of small satellites primarily serving the United States (“U.S.”) aerospace and defense industry. Through its subsidiary Tyvak Nano-Satellite Systems, Inc. (“Tyvak”), the Company provides end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and in-orbit support to meet the needs of its customers. The Company accesses the international market through both Tyvak and its Torino, Italy based subsidiary, Tyvak International S.R.L. (“Tyvak International”). Through its subsidiary PredaSAR Corporation (“PredaSAR”), the Company is developing what it believes will be the world’s largest, most advanced NextGen Earth observation constellation to provide persistent, real-time Earth imagery.

BASIS OF PRESENTATION

All financial information presented in this section includes the accounts of Terran Orbital Corporation and its subsidiaries, and has been prepared in U.S. dollars in accordance with generally accepted accounting principles in the United States of America (“GAAP”). All intercompany transactions have been eliminated.

The Company’s Chief Executive Officer is its chief operating decision maker (the “CODM”). The Company reports segment information based on how the CODM evaluates performance and makes decisions about how to allocate resources. Accordingly, the Company has two operating and reportable segments: Satellite Solutions and Earth Observation Solutions.

The reportable segments are defined as follows:

•	Satellite Solutions

The Satellite Solutions segment is a vertically integrated satellite provider with modern facilities and a global ground station network that delivers end-to-end satellite solutions, including spacecraft design, development, launch services and on-orbit operations for critical missions across a number of applications in a variety of orbits to governmental agencies and commercial businesses.

•	Earth Observation Solutions

Through the Satellite Solutions segment, the Earth Observation Solutions segment has commenced developing satellites and intends to continue to develop, build, launch and operate a constellation of Earth observation satellites that will feature Synthetic Aperture Radar (“SAR”) and electro-optical capabilities to provide Earth observation data and mission solutions that it believes will be distinguished by breadth of coverage, revisit rates and ability to observe and detect during day and night and through clouds and other interference. In addition, the Earth Observation Solutions segment plans to provide secondary payload solutions and onboard data processing capabilities on its satellite constellation, including sensors, optical links or other mission solutions. The Earth observation satellite constellation of 96 satellites is planned to be completed and in-orbit by 2026. The scope and timing of the satellite constellation is subject to continuing assessments of customer demand and the Company’s financial and other resources. The Earth Observation Solutions segment is still in its developmental stage and does not yet generate any material revenue.

The CODM uses income (loss) from operations by segment as the segment profitability measure in order to evaluate segment performance. Income (loss) from operations by segment excludes share-based compensation expense and corporate and other costs included within the Company’s consolidated income (loss) from operations.

COVID-19 PANDEMIC

During March 2020, the World Health Organization declared the outbreak of a novel coronavirus as a pandemic (the “COVID-19 Pandemic”), which has become increasingly widespread across the globe. The COVID-19 Pandemic has negatively impacted the global economy, disrupted global supply chains, and created significant volatility and disruption in the financial and capital markets.

During March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. During May 2020, the Company received $2.5 million related to the origination of a loan pursuant to the U.S. Small Business Administration (“SBA”) Paycheck Protection Program under Title I of the CARES Act (the “PPP Loan”). In June 2020, the terms of the PPP Loan were amended with the passing of the Paycheck Protection Program Flexibility Act (“PPPFA”). For any amounts that were unforgiven, the terms of the loan called for an interest rate of 1% and a maturity date of two years. During October 2020, the Company filed for forgiveness of the PPP Loan as 100% of the proceeds were utilized for qualified payroll and payroll related costs in accordance with the applicable provisions governing the PPP Loan. During June 2021, the SBA paid the lender the full amount of principal and interest on the PPP Loan. The Company recorded a gain on extinguishment of the PPP Loan of approximately $2.6 million in June 2021. There were no contractual principal or interest payments made by the Company prior to the forgiveness of the PPP Loan.

The CARES Act also includes several significant business income tax provisions. In connection with the CARES Act, the Company benefited from the five-year carryback rule which allowed the Company to carryback certain of its federal net operating losses (“NOLs”) to the 2015 and 2016 tax years.

The COVID-19 Pandemic has contributed to a worldwide shortage of electronic components which has resulted in longer than historically experienced lead times for such electronic components. The reduced availability to receive electronic components used in the Company’s operations has negatively affected its timing and ability to deliver products and services to customers as well as increased its costs during 2021 and 2020. The Company considered the emergence and pervasive economic impact of the COVID-19 Pandemic in its assessment of its financial position, results of operations, cash flows, and certain accounting estimates as of and for the years ended December 31, 2021 and 2020. Due to the evolving and uncertain nature of the COVID-19 Pandemic, it is possible that the effects of the COVID-19 Pandemic could materially impact the Company’s estimates and consolidated financial statements in future reporting periods.

For additional discussion of the impacts and risks to Terran Orbital’s business from the COVID-19 Pandemic, please refer to the section entitled “Risk Factors” of this Amendment.

RECENT DEVELOPMENTS

Reserve for Anticipated Losses on Contracts

The Company establishes loss reserves on contracts in which the estimated cost-at-completion exceeds the estimated revenue. The loss reserves are recorded in the period in which a loss is determined. From time to time, the Company may strategically enter into contracts with low or negative margins relative to other contracts or that are at risk of cost overruns. This may occur due to strategic decisions built around positioning the Company for future contracts or to enhance the Company’s product and service offerings. However, in some instances, loss contracts may occur from unforeseen cost overruns which are not recoverable from the customer.

As of December 31, 2019, the Company’s reserve for anticipated losses on contracts totaled $7 million and has decreased to $886 thousand as of December 31, 2021. The Company’s reserve for anticipated losses on contracts resulted from a combination of strategic decisions and unforeseen cost overruns and primarily related to contracts entered into prior to December 31, 2018. The decrease in the reserve for anticipated losses on contracts was related to the completion, partial completion, or modification of such contracts.

The Company expects that it may experience additional losses on contracts in the future and that such future losses may occur at levels and frequencies different from historical experience. Such losses may be due to strategic decisions, cost overruns or other circumstances within or outside of the Company’s control. Accordingly, historical experience with loss contracts is not indicative or predictive of future experience with loss contracts.

PredaSAR Merger

On February 26, 2021, the Company entered into an agreement with non-controlling interest holders of convertible preferred stock in PredaSAR (the “Series Seed Preferred Stock”) to exchange all 25,000 shares of Series Seed Preferred Stock for shares of the Company’s common stock (the “PredaSAR Merger”). Each holder of the Series Seed Preferred Stock received 15.523 shares of the Company’s common stock for each share of Series Seed Preferred Stock, resulting in the issuance of 388,064 shares of the Company’s common stock. Fractional shares were settled in cash and were not material. The PredaSAR Merger resulted in PredaSAR becoming a wholly owned subsidiary of Terran Orbital Corporation.

In connection with the PredaSAR Merger, the PredaSAR Corporation 2020 Equity Incentive Plan (the “PredaSAR Plan”) was terminated. The stock options granted under the PredaSAR Plan were modified by cancellation and replacement with 29,835 restricted stock units (“RSUs”) granted under the Amended and Restated Terran Orbital Corporation 2014 Equity Incentive Plan (the “2014 Plan”).

Francisco Partners Facility

On November 24, 2021 (the “FP NPA Closing Date”), the Company entered into a note purchase agreement (the “FP Note Purchase Agreement”) for the issuance and sale of senior secured notes in an aggregate principal amount of up to $150 million due on November 24, 2026 (the “Francisco Partners Facility”) with certain managed funds or investment vehicles of Francisco Partners. The Francisco Partners Facility originally consisted of (i) $30 million of senior secured notes, which were drawn on the FP NPA Closing Date (the “Pre-Combination Notes”), (ii) $20 million of senior secured notes drawable at the closing of the Tailwind Two Merger (as defined below) (the “Delayed Draw Notes”), and (iii) up to an additional $100 million of senior secured notes drawable at the closing of the Tailwind Two Merger (the “Conditional Notes”). Deferred debt commitment costs related to the Francisco Partners Facility totaled $62.4 million and related to an original issue discount of $5 million, third-party legal fees of $864 thousand, warrants and contingently issuable warrants and equity. Deferred debt commitment costs are reclassified to discount on debt and deferred issuance costs, as it relates to third-party legal fees, at the time the underlying debt is issued.

The Pre-Combination Notes were issued net of a $5 million original issue discount and resulted in proceeds received of $25 million, of which $10.8 million was allocated to proceeds from debt and $14.2 million was allocated to proceeds from warrants and derivatives in the consolidated statements of cash flows. The Company reclassified deferred debt commitment costs of $15.5 million to discount on debt and $218 thousand to deferred issuance costs related to the issuance of the Pre-Combination Notes.

On March 9, 2022, the Company amended the FP Note Purchase Agreement to, among other things, (i) increase the principal amount of senior secured notes that may be issued under the Francisco Partners Facility to up to $154 million, (ii) increase the Delayed Draw Notes to $24 million of senior secured notes, and (iii) accelerate the funding of the Delayed Draw Notes. The Delayed Draw Notes were issued net of a $4 million original issue discount and resulted in proceeds received of $20 million.

On March 25, 2022, the Company further amended the FP Note Purchase Agreement to, among other things, (i) decrease the principal amount of senior secured notes that may be issued under the Francisco Partners Facility to up to $119 million, (ii) amend certain existing covenants, as described below, (iii) add an additional covenant, as described below, (iv) revise the maturity date to April 1, 2026, and (v) change the timing of quarterly interest payments, as described below.

Upon closing of the Tailwind Two Merger, Conditional Notes of $65 million were issued net of a $5 million original issue discount and resulted in proceeds received of $60 million.

Refer to the discussions below under “Liquidity and Capital Resources” for further details.

Senior Secured Notes due 2026

On March 8, 2021, the Company issued $87 million aggregate principal amount of senior secured notes due April 1, 2026 (the “Senior Secured Notes due 2026”) which resulted in gross proceeds of $50 million from Lockheed Martin Corporation (“Lockheed Martin”) and the exchange and extinguishment of $37 million then outstanding convertible notes due 2028 (the “Convertible Notes due 2028”). The loss on extinguishment of debt totaled $70.6 million and included the recognition of warrants issued at fair value, the fair value adjustment related to the issuance of the Senior Secured Notes due 2026, the write-off of unamortized deferred issuance costs on the extinguished Convertible Notes due 2028, and certain third-party financing expenses.

The Company allocated $47.5 million of the proceeds received to the Senior Secured Notes due 2026 and the remainder of the proceeds were allocated to warrants issued upon funding of the Senior Secured Notes due 2026 in the consolidated statements of cash flows. The Company allocated $2.8 million of deferred issuance costs to the Senior Secured Notes due 2026.

In connection to the Merger Agreement and the FP Note Purchase Agreement, the Senior Secured Notes due 2026 note purchase agreement was amended in November 2021 to provide consent to the Company incurring obligations related to the Pre-Combination Notes under the FP Note Purchase Agreement as well as aligning cash interest payments prior to March 8, 2024 with the terms of cash interest payments under the FP Note Purchase Agreement. In addition, Lockheed Martin and Beach Point Capital (“Beach Point”) each agreed to, at their option, (a) exchange up to $25 million (in the case of Lockheed Martin) and $25 million (in the case of Beach Point) of aggregate principal amount of Senior Secured Notes due 2026 for the same principal amount of debt to be issued under, and governed by, a new loan agreement or note purchase agreement, or (b) keep outstanding such amounts of aggregate principal amount of Senior Secured Notes due 2026 under its existing note purchase agreement (in either case, the “Rollover Debt”). The Rollover Debt will have substantially similar terms as the terms of the Francisco Partners Facility, except that the Rollover Debt will not have call protection, will be issued without original issue discount, and will be available at the closing of the Tailwind Two Merger.

The Company issued warrants and contingently issuable warrants and equity to each of Lockheed Martin and Beach Point in connection with the amendment to the Senior Secured Notes due 2026 which resulted in the extinguishment and re-issuance of the Senior Secured Notes due 2026 for each of Lockheed Martin and Beach Point for accounting purposes. The loss on extinguishment of debt totaled $28 million and included the recognition of warrants and contingently issuable warrants and equity at fair value, the fair value adjustment related to the re-issuance of the Senior Secured Notes due 2026, the write-off of unamortized discount on debt and deferred issuance costs on the extinguished Senior Secured Notes due 2026, and certain third-party financing expenses. The re-issued Senior Secured Notes were recognized at fair value with a $6.6 million premium less $420 thousand of deferred issuance costs.

On March 25, 2022, the Senior Secured Notes due 2026 note purchase agreement was amended to, among other things, (i) set the Rollover Debt for Lockheed Martin to $25 million, (ii) increase and set the Rollover Debt for Beach Point to $31.3 million, (iii) set the terms of the Rollover Debt to have substantially similar terms as the terms in the Francisco Partners Facility, excluding call protection and Rollover Debt for Beach Point bearing interest at 11.25% (9.25% of which is payable in cash and 2.0% of which is payable in kind), and (iv) cause the Rollover Debt for Beach Point to be subordinate to the Francisco Partners Facility.

Upon closing of the Tailwind Two Merger, approximately $56.3 million of the Senior Secured Notes due 2026 remained outstanding as Rollover Debt while the remainder was repaid in connection with the Tailwind Two Merger.

Refer to the discussions below under “Liquidity and Capital Resources” for further details

Tailwind Two Merger

On October 28, 2021, the Company entered into a merger agreement (together with subsequent amendments, the “Merger Agreement”) with Tailwind Two Acquisition Corp. (“Tailwind Two”), a publicly listed special purpose acquisition company. On March 25, 2022, the Company completed the merger with Tailwind Two (the “Tailwind Two Merger”), which resulted in the Company becoming a wholly-owned subsidiary of Tailwind Two. In connection with the Tailwind Two Merger, Tailwind Two was renamed Terran Orbital Corporation (“New Terran Orbital”) and the Company was renamed Terran Orbital Operating Corporation. As a result of the Tailwind Two Merger, all of the Company’s issued and outstanding common stock was converted into shares of New Terran Orbital’s common stock using an exchange ratio of 27.585 per each share of the Company’s common stock. In addition, the Company’s convertible preferred stock and certain warrants were exercised and converted into shares of the Company’s common stock immediately prior to the Tailwind Two Merger, and in turn, were converted into shares of New Terran Orbital’s common stock as a result of the Tailwind Two Merger. Further, in connection with the Tailwind Two Merger, the Company’s share-based compensation plan and related share-based compensation awards were cancelled and exchanged or converted, as applicable, with a new share-based compensation plan and related share-based compensation awards of New Terran Orbital.

In connection with the Tailwind Two Merger, approximately $29 million of cash and marketable securities held in trust, net of redemptions by Tailwind Two’s public shareholders, became available for use by New Terran Orbital as well as approximately $51 million of cash that was raised by Tailwind Two through a contemporaneous sale of common stock in connection with the closing of a PIPE investment (the “PIPE Investment”). In addition, the Company received additional proceeds from the issuance of debt contemporaneously with the Tailwind Two Merger. The cash available for use by New Terran Orbital will be used for general corporate purposes as well as to pay for transaction costs incurred by both the Company and Tailwind Two, deferred underwriting fees related to Tailwind Two’s initial public offering, portions of the Company’s outstanding debt and other costs directly or indirectly attributable to the Tailwind Two Merger.

For additional discussion of the Tailwind Two Merger and these related financing agreements, please refer to Items 1.01 and 2.03 of the Original Form 8-K and the Introductory Note and Item 2.01 of this Amendment.

For more information about the estimated financial impacts of the Tailwind Two Merger, see “Unaudited Pro Forma Combined Financial Information” attached to this Amendment as Exhibit 99.2.

RESULTS OF OPERATIONS

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

The following table presents our consolidated results of operations for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020	$ Change
Revenue	$40,906	$24,879	$16,027
Cost of sales	33,912	16,860	17,052

Gross profit	6,994	8,019	(1,025)
Selling, general and administrative expenses	43,703	17,438	26,265

Loss from operations	(36,709)	(9,419)	(27,290)
Interest expense, net	7,965	1,216	6,749
Loss on extinguishment of debt	96,024	—	96,024
Change in fair value of warrant and derivative liabilities	(1,716)	—	(1,716)
Other (income) expense	(38)	4	(42)

Loss before income taxes	(138,944)	(10,639)	(128,305)
Provision for (benefit from) income taxes	38	(184)	222

Net loss	($138,982)	$(10,455)	($128,527)

Revenue

The following table presents revenue by segment for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020	$ Change
Satellite Solutions	$40,736	$24,860	$15,876
Earth Observation Solutions	170	19	151

Revenue	$40,906	$24,879	$16,027

The increase in revenue attributable to the Satellite Solutions segment was primarily due to continued progress made in satisfying our existing customer contracts and reflects the favorable impact of a significant contract that commenced in late 2020 as well as a significant increase in scope of an existing contract in late 2021.

The Earth Observation Solutions segment is still in its developmental stage and generates limited revenue by providing expert analyses and planned technology demonstrations.

Cost of sales

The following table presents cost of sales by segment and other components for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020	$ Change
Satellite Solutions	$33,712	$16,657	$17,055
Earth Observation Solutions	75	8	67
Share-based compensation expense	125	195	(70)

Cost of sales	$33,912	$16,860	$17,052

The increase in cost of sales attributable to the Satellite Solutions segment was primarily due to an increase of $13.4 million in labor, materials, third-party services, overhead and other direct costs incurred in satisfying our customer contracts, an increase of $3.5 million related to a lower release of reserves for anticipated losses as a result of continued progress made in satisfying the associated contracts, and an increase in depreciation and amortization of $632 thousand. These increases were partially offset by a reduction of $425 thousand related to scrap and obsolete materials.

The Earth Observation Solutions segment is still in its developmental stage and generates limited revenue by providing expert analyses and planned technology demonstrations, incurring limited cost of sales.

Selling, general, and administrative expenses

The following table presents selling, general and administrative expenses by segment and other components for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020	$ Change
Satellite Solutions	$10,350	$10,331	$19
Earth Observation Solutions	4,369	2,714	1,655
Corporate and other	28,431	3,394	25,037
Share-based compensation expense	553	999	(446)

Selling, general and administrative expenses	$43,703	$17,438	$26,265

The increase in selling, general, and administrative expenses was primarily due to the following:

•

An increase in corporate, accounting, legal and recruiting fees of $14.4 million and an increase in corporate salaries and wages of $7.9 million as part of the Company’s efforts to become a public company,

•	An increase in salaries and wages of $1.3 million due to an increase in headcount for the Earth Observation Solutions segment,

•	An increase in corporate facility costs of $868 thousand due to new leases for office locations commencing in 2021,

•	An increase of $368 thousand in depreciation and amortization expense in the Earth Observation Solutions segment due to a company-owned satellite that was placed in service in 2021,

•

A decrease of $446 thousand in share-based compensation expense primarily as a result of certain larger awards becoming fully vested as of December 31, 2020 coupled with the Company not recognizing expense related to awards granted in 2021 as such awards included a performance condition that was not considered probable of vesting, and

•	A decrease of $387 thousand due to a lower provision for credit losses in the Satellite Solutions segment.

Interest expense, net

The increase in interest expense, net was due to an increase in outstanding debt coupled with an increase in interest rate as a result of the Company’s financing transactions during 2021, partially offset by an increase in capitalized interest of $1.1 million associated with the Company’s continued development of its NextGen Earth observation constellation.

Loss on extinguishment of debt

Loss on extinguishment of debt totaled $96 million and was comprised of a $70.6 million loss related to the refinancing of the Convertible Notes due 2028 in March 2021, a $28 million loss related to the amendments to the Senior Secured Notes due 2026 in November 2021, offset by a $2.6 million gain related to extinguishment of the PPP Loan.

Change in fair value of warrant and derivative liabilities

Change in fair value of warrant and derivative liabilities relates to the periodic fair value remeasurement of liability-classified warrants and derivatives granted in connection with the Company’s financing transactions during 2021.

Provision for (benefit from) income taxes

Provision for income taxes for 2021 was $38 thousand, resulting in an effective tax rate for the period of nearly 0%. The Company had a minimal effective tax rate as a result of the continued generation of NOLs offset by a full valuation allowance recorded on such NOLs as the Company determined it is more-likely-than-not that they will not be utilized. The remainder of the Company’s provision for income taxes was related to the Company’s foreign subsidiary.

Benefit from income taxes for 2020 was $184 thousand, resulting in an effective tax rate for the period of 1.7%. The Company had a minimal effective tax rate as a result of the continued generation of NOLs offset by a full valuation allowance recorded on such NOLs as the Company determined it is more-likely-than-not that they will not be utilized. During 2020, the Company had a favorable impact from the CARES Act, which allowed the Company to carry back its NOLs to the 2015 and 2016 tax years.

NON-GAAP MEASURES

To provide investors with additional information in connection with the Company’s results as determined in accordance with GAAP, the Company discloses non-GAAP financial measures, such as Adjusted Gross Profit and Adjusted EBITDA, that have not been prepared in accordance with GAAP. These non-GAAP measures may be different from non-GAAP measures made by other companies. These measures may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income or other measures of financial performance or liquidity under GAAP.

Adjusted Gross Profit

The Company believes that the presentation of Adjusted Gross Profit is appropriate to provide additional information to investors about its gross profit adjusted for certain non-cash items. Further, the Company believes Adjusted Gross Profit provides a meaningful measure of operating profitability because the Company uses it for evaluating its business performance, making budgeting decisions, and comparing its performance against that of other peer companies using similar measures.

The Company defines Adjusted Gross Profit as gross profit adjusted for (i) share-based compensation expense included in cost of sales and (ii) depreciation and amortization included in cost of sales.

There are material limitations to using Adjusted Gross Profit. Adjusted Gross Profit does not take into account all items which directly affect our gross profit. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted Gross Profit in conjunction with gross profit as calculated in accordance with GAAP.

The following table reconciles Adjusted Gross Profit to gross profit (the most comparable GAAP measure) for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020	$ Change
Gross profit	$6,994	$8,019	$(1,025)
Share-based compensation expense	125	195	(70)
Depreciation and amortization	2,350	1,718	632

Adjusted gross profit	$9,469	$9,932	$(463)

The decrease in Adjusted Gross Profit was largely due to a lower release of reserves for anticipated losses as a result of continued progress made in satisfying the associated contracts, partially offset by lower scrap and obsolete materials. Refer to the discussions above under “Results of Operations” for further details.

Adjusted EBITDA

The Company believes that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about its operating profitability adjusted for certain non-cash items, non-routine items that the Company does not expect to continue at the same level in the future, as well as other items that are not core to its operations. Further, the Company believes Adjusted EBITDA provides a meaningful measure of operating profitability because the Company uses it for evaluating its business performance, making budgeting decisions, and comparing its performance against that of other peer companies using similar measures.

The Company defines Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, (iv) share-based compensation expense, (v) loss on extinguishment of debt, (vi) change in fair value of warrant and derivative liabilities, and (vii) other non-recurring and/or non-cash items.

There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect the Company’s net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP.

The following table reconciles Adjusted EBITDA to net loss (the most comparable GAAP measure) for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020	$ Change
Net loss	$(138,982)	$(10,455)	$(128,527)
Interest expense, net	7,965	1,216	6,749
Provision for (benefit from) income taxes	38	(184)	222
Depreciation and amortization	3,053	2,934	119
Share-based compensation expense	678	1,194	(516)
Loss on extinguishment of debt	96,024	—	96,024
Change in fair value of warrant and derivative liabilities	(1,716)	—	(1,716)
Other, net(a)	6,796	4	6,792

Adjusted EBITDA	$(26,144)	$(5,291)	$(20,853)

(a)	Represents other (income) expense and other charges and non-cash items. Non-recurring legal and accounting fees related to the Company’s transition to a public company are included in 2021.

The decrease in Adjusted EBITDA was primarily due to a decrease in gross profit and an increase in legal and accounting fees and salaries and wages as a result of the Company’s buildout of operational and corporate capacity. Refer to the discussions above under “Results of Operations” for further details.

KEY PERFORMANCE INDICATORS

The Company views growth in backlog as a key measure of its business growth. Backlog represents the estimated dollar value of executed contracts, including both funded (firm orders for which funding is authorized and appropriated) and unfunded portions of such contracts, for which work has not been performed (also known as the remaining performance obligations on a contract). Order backlog excludes contracts in which the Company recognizes revenue in proportion to the amount it has the right to invoice for services performed and does not include unexercised contract options and potential orders under indefinite delivery/indefinite quantity contracts. Although backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog.

The Company’s backlog totaled $73.9 million and $77.9 million as of December 31, 2021 and 2020, respectively. As of December 31, 2021, programs associated with Lockheed Martin represented approximately 56% of the Company’s backlog.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

The Company’s future cash needs are expected to include cash for operating activities, working capital, purchases of property and equipment, strategic investments, development and expansion of facilities, and development of its NextGen Earth observation constellation and debt service requirements.

The Company has historically funded its operations primarily through the issuance of debt and the sale of equity securities. In order to proceed with the Company’s business plan following the consummation of the Tailwind Two Merger, the Company expects to need to raise additional funds through the issuance of additional debt, equity or other commercial arrangements, which may not be available to the Company when needed or on terms that the Company deems to be favorable. To the extent the Company raises additional capital through the sale of equity or convertible securities, the ownership interest of its shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common shareholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting the Company’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If the Company is unable to obtain sufficient financial resources, its business, financial condition and results of operations may be materially and adversely affected. The Company may be required to delay, limit, reduce or terminate parts of its strategic business plan or future commercialization efforts. There can be no assurance the Company will be able to obtain financing on acceptable terms.

Furthermore, the Company’s ability to meet its debt service obligations and other capital requirements depends on its future operating performance, which is subject to future general economic, financial, business, competitive, legislative, regulatory, and other conditions, many of which are beyond the Company’s control. Changes in the Company’s operating plans, material changes in anticipated sales, increased expenses, acquisitions, or other events may cause the Company to seek equity and/or debt financing in future periods.

As of December 31, 2021, the Company had $27.3 million of cash and cash equivalents, which included $1.4 million of cash and cash equivalents held by its foreign subsidiary. The Company is not presently aware of any restrictions on the repatriation of its foreign cash and cash equivalents; however, earnings of its foreign subsidiary is essentially considered permanently invested in the foreign subsidiary. If these funds were needed to fund operations or satisfy obligations in the U.S., they could be repatriated and their repatriation into the U.S. may cause the Company to incur additional foreign withholding taxes. The Company does not currently intend to repatriate these earnings.

Following the consummation of the Tailwind Two Merger, the Company’s short-term liquidity requirements include initiatives related to (i) expansion of existing facilities and upgrade of equipment in order to increase operational capacity, (ii) recruitment of additional employees to meet operational needs, (iii) upgrade of information technology and (iv) continued buildout of corporate functions and public company compliance requirements, inclusive of accounting and legal fees. The Company’s long-term liquidity requirements include initiatives related to (i) development of the NextGen Earth observation constellation, inclusive of ground infrastructure, (ii) development of the Space Florida Facility and (iii) development of new satellite components and data and analytics software and infrastructure. Additionally, the Company’s liquidity requirements include the repayment of debt and other payment obligations incurred as a result of the consummation of the Tailwind Two Merger. The timing and amount of spend on these initiatives may be materially delayed, reduced, and cancelled as a result of the level of redemptions at the time of consummation of the Tailwind Two Merger.

For more information about the estimated financial impacts of the Tailwind Two Merger, see “Unaudited Pro Forma Combined Financial Information” attached to this Amendment as Exhibit 99.2.

Debt

As of December 31, 2021, debt was comprised of the following:

(in thousands) Description	Issued	Maturity	Interest Rate	Interest Payable	Balance
Pre-Combination Notes	November 2021	November 2026	9.25%	Quarterly	$30,289
Senior Secured notes due 2026	March 2021	April 2026	11.00%	Quarterly	94,686
Finance leases	N/A	N/A	N/A	N/A	53
Unamortized deferred issuance costs					(761)
Unamortized discount on debt					(9,119)

Total debt					115,148

Current portion of long-term debt					14

Long-term debt					$115,134

N/A — Not meaningful

Francisco Partners Facility

On the FP NPA Closing Date, the Company entered into the FP Note Purchase Agreement for the issuance and sale of senior secured notes in an aggregate principal amount of up to $150 million due on November 24, 2026 with certain managed funds or investment vehicles of Francisco Partners. The Francisco Partners Facility originally consisted of (i) $30 million of Pre-Combination Notes, which were drawn on the FP NPA Closing Date, (ii) $20 million of Delayed Draw Notes drawable at the closing of the Tailwind Two Merger, and (iii) up to an additional $100 million of Conditional Notes drawable at the closing of the Tailwind Two Merger. The Pre-Combination Notes were issued net of a $5 million discount on debt and resulted in proceeds received of $25 million.

On March 9, 2022, the Company amended the FP Note Purchase Agreement to, among other things, (i) increase the principal amount of senior secured notes that may be issued under the Francisco Partners Facility to up to $154 million, (ii) increase the Delayed Draw Notes to $24 million of senior secured notes, and (iii) accelerate the funding of the Delayed Draw Notes. The Delayed Draw Notes of $24 million senior secured notes were issued net of a $4 million discount on debt and resulted in proceeds received of $20 million.

On March 25, 2022, the Company further amended the FP Note Purchase Agreement to, among other things, (i) decrease the principal amount of senior secured notes that may be issued under the Francisco Partners Facility to up to $119 million, (ii) amend certain existing covenants, as described below, (iii) add an additional covenant, as described below, (iv) revise the maturity date to April 1, 2026, and (v) change the timing of quarterly interest payments, as described below.

Upon closing of the Tailwind Two Merger, Conditional Notes of $65 million were issued net of a $5 million original issue discount and resulted in proceeds received of $60 million.

Senior secured notes issued pursuant to the Francisco Partners Facility bear interest at a rate of 9.25% per annum, which is due and payable in arrears on the last business day of each calendar quarter, commencing with the calendar quarter ending December 31, 2021. The Francisco Partners Facility included certain escalations in interest rate in the event of delay or termination of the Tailwind Two Merger that were not triggered. In addition, a one-time interest payment is due upon the earlier to occur of the 1-year anniversary of the FP NPA Closing Date or the closing date of the Tailwind Two Merger. However, in lieu of payment in cash of all or any portion of the interest amount due on or prior to the earlier to occur of the 1-year anniversary of the FP NPA Closing Date or the closing date of the Tailwind Two Merger, such unpaid interest amount will be added to the principal balance of the senior secured notes on such interest payment date. As of December 31, 2021, approximately $289 thousand of contractual interest was included in the outstanding principal balance of the Pre-Combination Notes.

As part of the amendment on March 25, 2022, interest is due and payable in arrears on May 15th, August 15th, November 15th and February 15th of each calendar year, with the first such interest payment required to be made on May 15, 2022.

The Francisco Partners Facility requires the Company to make certain mandatory prepayments with (i) 100% of net cash proceeds of all non-ordinary course asset sales or other dispositions of property and any extraordinary receipts, subject to the ability to reinvest such proceeds and certain other exceptions and (ii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted by the FP Note Purchase Agreement. The Company may prepay senior secured notes issued pursuant to the Francisco Partners Facility at any time subject to payment of customary breakage costs and a customary make-whole premium for any voluntary prepayment made prior to the first anniversary of the FP NPA Closing Date (the “Callable Date”), followed by a call premium of (i) 3.0% on or prior to the first anniversary of the Callable Date, (ii) 2.00% after the first anniversary of the Callable Date but on or prior to the second anniversary of the Callable Date, and (iii) at par thereafter. The Francisco Partners Facility included certain customary make-whole premiums for any voluntary prepayments in the event of delay or termination of the Tailwind Two Merger that were not triggered.

The Francisco Partners Facility contains certain customary affirmative covenants, negative covenants and events of default. In addition, commencing with the first fiscal quarter ending after the closing of the Tailwind Two Merger, the Francisco Partners Facility will have a liquidity maintenance financial covenant that, subject to certain conditions, requires that as of the last day of each fiscal quarter, the Company and New Terran Orbital have an aggregate amount of unrestricted cash and cash equivalents of at least the greater of (a) $20 million and (b) an amount equal to 15% of the total funded indebtedness of the Company and New Terran Orbital.

As part of the amendment on March 25, 2022, the liquidity maintenance financial covenant was modified to (i) $20 million in the case of the fiscal quarters ending March 31, 2022, June 30, 2022 and September 30, 2022, (ii) $10 million in the case of the fiscal quarter ending December 31, 2022 and (iii) thereafter, $20.0 million plus 15% of debt incurred after closing of the Tailwind Two Merger. In addition, a new covenant was added requiring New Terran, the Company and its subsidiaries to at least break even on an EBITDA basis (as defined in the FP Note Purchase Agreement) by December 31, 2023, subject to certain extensions.

The obligations under the Francisco Partners Facility are guaranteed by the Company’s wholly-owned U.S. subsidiaries, subject to certain exceptions, and will be guaranteed by New Terran Orbital promptly following the closing of the Tailwind Two Merger.

Senior Secured Notes due 2026

On March 8, 2021, the Company issued $87 million aggregate principal amount of Senior Secured Notes due 2026 which resulted in gross proceeds of $50 million from Lockheed Martin and the exchange and extinguishment of $37 million then outstanding Convertible Notes due 2028.

In connection to the Merger Agreement and the FP Note Purchase Agreement, the Senior Secured Notes due 2026 note purchase agreement was amended in November 2021 to provide consent to the Company incurring obligations related to the Pre-Combination Notes under the FP Note Purchase Agreement as well as aligning cash interest payments prior to March 8, 2024 with the terms of cash interest payments under the FP Note Purchase

Agreement. In addition, Lockheed Martin and Beach Point each agreed to, at their option, (a) exchange up to $25 million (in the case of Lockheed Martin) and $25 million (in the case of Beach Point) of aggregate principal amount of Senior Secured Notes due 2026 for the same principal amount of debt to be issued under, and governed by, a new loan agreement or note purchase agreement, or (b) keep outstanding such amounts of aggregate principal amount of Senior Secured Notes due 2026 under its existing note purchase agreement (in either case, the “Rollover Debt”). The Rollover Debt will have substantially similar terms as the terms of the Francisco Partners Facility, except that the Rollover Debt will not have call protection, will be issued without original issue discount, and will be available at the closing of the Tailwind Two Merger.

On March 25, 2022, the Senior Secured Notes due 2026 note purchase agreement was amended to, among other things, (i) set the Rollover Debt for Lockheed Martin to $25 million, (ii) increase and set the Rollover Debt for Beach Point to $31.3 million, (iii) set the terms of the Rollover Debt to have substantially similar terms as the terms in the Francisco Partners Facility, excluding call protection and Rollover Debt for Beach Point bearing interest at 11.25% (9.25% of which is payable in cash and 2.0% of which is payable in kind), and (iv) cause the Rollover Debt for Beach Point to be subordinate to the Francisco Partners Facility.

Upon closing of the Tailwind Two Merger, approximately $56.3 million of the Senior Secured Notes due 2026 remained outstanding as Rollover Debt while the remainder was repaid in connection with the Tailwind Two Merger.

Prior to the March 25, 2022 amendment, the Senior Secured Notes due 2026 bore interest at the rate of 11% per annum. The Senior Secured Notes due 2026 included certain escalations in interest rate that were not triggered as a result of the Tailwind Two Merger. Interest was payable on the Senior Secured Notes due 2026 beginning on March 8, 2022 and for each calendar quarter end thereafter until maturity. Prior to March 8, 2024, the Company has the option to pay the interest on the Senior Secured Notes due 2026 in-kind in lieu of cash, limited by the alignment of cash interest payments with the terms of cash interest payments under the FP Note Purchase Agreement. As of December 31, 2021, approximately $7.8 million of contractual interest coupon was accrued and included in the outstanding principal balance of the Senior Secured Notes due 2026.

The Company, at its option, may prepay the Senior Secured Notes due 2026 at any time at 100% of the principal amount, plus accrued and unpaid interest. The Senior Secured Notes due 2026 are subject to mandatory prepayment by the Company upon (i) the occurrence of a qualified public offering of its stock or a business combination with a special purpose acquisition company, except as otherwise agreed to, and (ii) for so long as Lockheed Martin or any of its affiliates holds any portion of the Senior Secured Notes due 2026, in the event of a termination (other than by the Company due to an uncured breach by Lockheed Martin) of a strategic cooperation agreement between the Company and Lockheed Martin (the “Strategic Cooperation Agreement”) or a material breach by the Company of the Strategic Cooperation Agreement, subject to a 90 days grace period after the Company knows of such breach or receives written notice of such breach from Lockheed Martin.

The Senior Secured Notes due 2026 do not have financial maintenance covenants and, unless an event of default has occurred and is continuing, there is no requirement to make any cash interest, amortization or maturity payments on or before March 8, 2024, except for the alignment of cash interest payments with the terms of cash interest payments under the FP Note Purchase Agreement.

Warrants and Derivatives

The Company’s warrants and derivatives consist of freestanding financial instruments issued in connection with the Company’s debt and equity financing transactions.

Inducement Warrants

In connection with the issuance of the Senior Secured Notes due 2026, the Company issued warrants to the note holders to purchase 0.34744% of the Company’s common stock for $0.01 per share or to receive a cash payment of approximately $7 million if the warrants are not exercised prior to maturity or repayment of the Senior Secured Notes due 2026 (the “Inducement Warrants”).

In connection with the Merger Agreement, holders of the Inducement Warrants were entitled to receive an additional 0.18708% of the Company’s common stock immediately prior to the Tailwind Two Merger in exchange for waiving their cash redemption rights. As part of the Tailwind Two Merger, all of the Inducement Warrants were net settled into 25,190 thousand shares of the Company’s common stock prior to the exchange into New Terran Orbital common stock.

Francisco Partners Warrants and Derivatives

As part of the Francisco Partners Facility, the Company issued warrants to Francisco Partners to purchase 1.5% of the fully diluted shares of the Company’s common stock for $0.01 per share, exercisable within 30 days following the termination of the Merger Agreement (the “FP Pre-Combination Warrants”). The FP Pre-Combination Warrants terminated unexercised upon consummation of the Tailwind Two Merger pursuant to contractual provisions.

As additional consideration for the Francisco Partners Facility, the Company committed to the issuance of (i) an equity grant package equal to 1.5% of the fully diluted shares of New Terran Orbital’s common stock outstanding as of immediately following the closing of the Tailwind Two Merger, plus an additional 1.0 million shares of New Terran Orbital common stock (the “FP Combination Equity”), and (ii) warrants to purchase 5.0% of New Terran Orbital’s common stock on a fully diluted basis as of immediately following the closing of the Tailwind Two Merger at a strike price of $10.00 per share, redeemable at the option of Francisco Partners for $25 million on the third anniversary of the closing of the Tailwind Two Merger (the “FP Combination Warrants”). The FP Combination Equity and the FP Combination Warrants were contingently issuable upon closing of the Tailwind Two Merger.

As consideration for the amendment to the FP Note Purchase Agreement on March 25, 2022, Francisco Partners received an additional 1.9 million shares of New Terran Orbital’s common stock, of which 425,000 shares were provided by sponsor shares of Tailwind Two.

In connection with the Tailwind Two Merger, approximately 5.2 million shares of New Terran Orbital common stock were issued related to the FP Combination Equity, inclusive of the incremental 1.9 million shares from the March 25, 2022 amendment, and 8.3 million warrants were issued related to the FP Combination Warrants.

Pre-Combination and Combination Warrants and Derivatives

Upon funding of the Pre-Combination Notes, and in connection with the amendment to the Senior Secured Notes due 2026 note purchase agreement, the Company issued warrants to each of Lockheed Martin and Beach Point to purchase 0.25% of the fully diluted shares of the Company’s common stock for $0.01 per share on the same valuation and terms and conditions as the FP Pre-Combination Warrants (the “Pre-Combination Warrants”). The Pre-Combination Warrants terminated unexercised upon consummation of the Tailwind Two Merger pursuant to contractual provisions.

In connection to the Merger Agreement and the Rollover Debt, the Company committed to each of Lockheed Martin and Beach Point the issuance of (i) an equity grant package equal to 0.25% of the fully diluted shares of New Terran Orbital’s common stock outstanding as of immediately following the closing of the Tailwind Two Merger (the “Combination Equity”), and (ii) warrants to purchase 0.83333% of New Terran Orbital’s common stock on a fully diluted basis as of immediately following the closing of the Tailwind Two Merger at a strike price of $10.00 per share with a term of 5 years (the “Combination Warrants”). The Combination Equity and the Combination Warrants were contingently issuable upon closing of the Tailwind Two Merger.

As consideration for the amendment to the Senior Secured Notes due 2026 note purchase agreement on March 25, 2022, Beach Point received an additional 2.4 million shares of New Terran Orbital’s common stock, of which 100,000 shares were provided by sponsor shares of Tailwind Two.

In connection with the Tailwind Two Merger, approximately 3.2 million shares of New Terran Orbital common stock were issued related to the Combination Equity, inclusive of the incremental 2.4 million shares to Beach Point from the March 25, 2022 amendment, and 2.8 million warrants were issued related to the Combination Warrants.

Detachable Warrants

In connection with the extinguishment of the Convertible Notes due 2028, the Company issued detachable warrants to the note holders to purchase 943,612 shares of common stock at an average exercise price of $39.06 and an expiration date of July 23, 2028 (the “Detachable Warrants”).

As part of the Tailwind Two Merger, all of the Detachable Warrants were net settled into 809,992 shares of the Company’s common stock prior to the exchange into New Terran Orbital common stock.

Dividends

The Company intends to retain future earnings, if any, for future operations, expansion and debt repayment (if any) and there are no current plans to pay any cash dividends for the foreseeable future. In addition, the Company’s ability to pay dividends is limited by covenants of the Company’s existing and outstanding indebtedness, including the Francisco Partners Facility, and may be limited by covenants of any future indebtedness. There are no current restrictions in the covenants of the Company’s existing and outstanding indebtedness on the Company’s wholly-owned subsidiaries from distributing earnings in the form of dividends, loans or advances and through repayment of loans or advances to Terran Orbital Corporation.

Following the Tailwind Two Merger, the Company’s existing and outstanding indebtedness allows for the declaration and payment of dividends or prepayment of junior debt obligations in cash in an amount not to exceed $5 million.

Cash Flow Analysis

The following table is a summary of the Company’s cash flow activity for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020	$ Change
Net cash used in operating activities	$(34,887)	$(11,474)	$(23,413)
Net cash used in investing activities	(16,352)	(7,325)	(9,027)
Net cash provided by financing activities	66,352	15,101	51,251
Effect of exchange rate fluctuations on cash and cash equivalents	(124)	138	(262)

Net increase (decrease) in cash and cash equivalents	$14,989	$(3,560)	$18,549

Cash Flows from Operating Activities

The increase in net cash used in operating activities was primarily due to an increase in selling, general and administrative expense largely related to salaries and wages and legal and accounting fees as a result of the Company’s buildout of operational and corporate capacity. The remainder of the activity in net cash used in operating activities related to changes in assets and liabilities due to the volume and timing of other operating cash receipts and payments with respect to when the transactions are reflected in earnings.

Refer to the discussions above under “Results of Operations” for further details.

Cash Flows from Investing Activities

The increase in net cash used in investing activities primarily relates to the development of the Company’s NextGen Earth observation constellation, which totaled $12.9 million during 2021 compared to $5.7 million during 2020. The remainder of the increase relates to the buildout of other corporate and operational facilities.

Cash Flows from Financing Activities

During 2021, net cash provided by financing activities primarily consisted of $50 million of proceeds received related to the issuance of the Senior Secured Notes due 2026 and related warrants in March 2021, and $25 million of proceeds received related to the issuance of the Pre-Combination Notes and related warrants and derivatives in November 2021, partially offset by $8.9 million of cash paid related to issuance and transaction costs.

During 2020, net cash provided by financing activities primarily consisted of $14.5 million of proceeds received related to the issuance of the Series Seed Preferred Stock, net of issuance costs, and $2.5 million of proceeds received related to the issuance of the PPP Loan, partially offset by the payment of issuance costs of $2 million related to the Convertible Notes due 2028.

Other Material Cash Requirements

In addition to the Company’s principal and interest payments on long-term debt and any payment obligations on warrants and derivatives, the Company has certain short-term and long-term cash requirements under operating leases and certain other contractual obligations and commitments.

Operating Leases

The Company has entered into various non-cancelable operating leases for various office, manufacturing, and warehouse facilities. As of December 31, 2021, the Company’s future minimum lease payments under non-cancelable operating leases totaled approximately $28.3 million, of which the Company expects to pay $3.5 million during 2022, $4.9 million during 2023, $5.0 million during 2024, $4.9 million during 2025, $4.9 million during 2026, and $5.1 million thereafter.

In January 2022, the Company amended an existing operating lease to add additional manufacturing space and to increase the lease term from December 2021 to December 2026, resulting in incremental future minimum lease payments of approximately $1.1 million.

In February 2022, the Company amended an existing operating lease to increase the lease term from September 2027 to November 2032, resulting in incremental future minimum lease payments of approximately $5.4 million, and to add additional manufacturing space with a lease term of December 2022 to November 2032, resulting in incremental future minimum lease payments of approximately $17.1 million.

In March 2022, the Company signed a new operating lease for office space with a lease term from April 2022 to June 2027, resulting in incremental future minimum lease payments of approximately $2 million.

PIPE Investment

The PIPE Investment funded as part of the Tailwind Two Merger primarily comprised of existing debt and equity holders of the Company. An affiliate of Daniel Staton, a director and shareholder of the Company, represented $30 million of the PIPE Investment (the “Staton PIPE Investment”). The subscription agreement for the Staton PIPE Investment contains a provision that obligates New Terran Orbital to pay an affiliate of Daniel Staton a quarterly fee of $1.875 million for sixteen quarters beginning at the end of the quarter in which the Tailwind Two Merger is consummated; the first years’ payments are to be paid in cash and the remaining payments are to be paid, subject to subordination to and compliance with New Terran Orbital’s debt facilities, in cash or common stock at the discretion of New Terran Orbital.

In addition, the Company entered into commercial agreements to purchase $20 million of goods and services over three years from two affiliates of a PIPE investor. These commercial agreements became effective upon the closing of the Tailwind Two Merger.

Off-Balance Sheet Arrangements

As of December 31, 2021, we do not have any material off-balance sheet arrangements other than the Detachable Warrants, which are described above. The Detachable Warrants are both indexed to and classified in the Company’s own equity under U.S. GAAP.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The accompanying consolidated financial statements filed as Exhibit 99.1 to this Amendment are prepared in accordance with GAAP, which requires us to select accounting policies and make estimates that affect amounts reported in the consolidated financial statements and the accompanying notes. Management’s estimates are based on the relevant information available at the end of each period. Actual results could differ materially from these estimates under different assumptions or market conditions. The following accounting policies are based on, among other things, estimates and judgments made by management that include inherent risks and uncertainties.

Revenue Recognition

The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, using the modified retrospective method on January 1, 2020. The adoption of ASC 606 did not result in an adjustment to accumulated deficit.

Under ASC 606, the Company applies the following five steps in order to recognize revenue from contracts with customers: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

At contract inception, the Company assesses whether the goods or services promised within the contract represent a performance obligation. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation on a relative basis using the best estimate of the stand-alone selling price of each performance obligation, which is estimated using the expected-cost-plus-margin approach. Generally, the Company’s contracts with customers are structured such that the customer has the option to purchase additional goods or services. Customer options to purchase additional goods or services do not represent a separate performance obligation as the prices for such options reflect the stand-alone selling prices for the additional goods or services. The majority of the Company’s contracts with customers have a single performance obligation.

The Company recognizes the transaction price allocated to the respective performance obligation as revenue as the performance obligation is satisfied. The majority of the Company’s contracts with customers relate to the creation of specialized assets that do not have alternative use and entitle the Company to an enforceable right to payment for performance completed to date. Accordingly, the Company generally measures progress towards the satisfaction of a performance obligation over time using the cost-to-cost input method.

Payments for costs not yet incurred or for costs incurred in anticipation of providing a good or service under a contract with a customer in the future are included in prepaid expenses and other current assets on the consolidated balance sheets.

As the majority of the Company’s revenue is recognized over time using the cost-to-cost input method, the recognition of revenue and the estimate of cost-at-completion is complex, subject to many variables and requires significant judgment.

Estimate-at-completion (“EAC”) represents the total estimated cost-at-completion and is comprised of direct material, direct labor and manufacturing overhead applicable to a performance obligation. There is a company-wide standard and periodic EAC process in which the Company reviews the progress and execution of outstanding performance obligations. As part of this process, the Company reviews information including, but not limited to, any outstanding key contract matters, progress towards completion and the related program schedule, identified risks and opportunities and the related changes in estimates of revenues and costs. The risks and opportunities include the Company’s judgment about the ability and cost to achieve the schedule (e.g., the number and type of milestone events), technical requirements (e.g., a newly-developed product versus a mature product) and other contract requirements. The Company must make assumptions and estimates regarding labor productivity and availability, the complexity of the work to be performed, the availability of materials, the length of time to complete the performance obligation (e.g., to estimate increases in wages and prices for materials and related support cost allocations), execution by subcontractors, the availability and timing of funding from customers and overhead cost rates, among other variables.

Based on the results of the periodic EAC process, any adjustments to revenue, cost of sales, and the related impact to gross profit are recognized on a cumulative catch-up basis in the period they become known. These adjustments may result from positive program performance, and may result in an increase in gross profit during the performance of individual performance obligations, if it is determined the Company will be successful in mitigating risks surrounding the technical, schedule and cost aspects of those performance obligations or realizing related opportunities. Likewise, these adjustments may result in a decrease in gross profit if it is determined the Company will not be successful in mitigating these risks or realizing related opportunities. A significant change in one or more of these estimates could affect the profitability of one or more of the Company’s performance obligations.

Contract modifications often relate to changes in contract specifications and requirements. Contract modifications are considered to exist when the modification either creates new or changes the existing enforceable rights and obligations. Most of the Company’s contract modifications are for goods or services that are not distinct from the existing contract due to the significant integration service provided in the context of the contract and are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price, and the measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue either as an increase in or a reduction of revenue on a cumulative catch-up basis.

Some of the Company’s long-term contracts contain award fees, incentive fees, or other provisions that can either increase or decrease the transaction price. These variable amounts generally are awarded upon achievement of certain performance metrics, program milestones or cost targets and can be based upon customer discretion. Variable consideration is estimated at the most likely amount to which the Company is expected to be entitled. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of the Company’s anticipated performance and all information (historical, current, and forecasted) that is reasonably available. The unfunded portion of enforceable contracts are accounted for as variable consideration.

When the estimated cost-at-completion exceeds the estimated revenue to be earned for a performance obligation, the Company records a reserve for the anticipated losses in the period the loss is determined. The reserve for anticipated losses on contracts is presented as a current liability in the consolidated balance sheets and as a component of cost of sales in the consolidated statements of operations and comprehensive loss in accordance with ASC 605-35, Revenue Recognition - Construction-Type and Production-Type Contracts.

Fair Value Measurements

The measurement of the Company’s share-based compensation awards, warrants and derivative liabilities were all based on the estimated fair value of the Company’s common stock. In the absence of a public market for the Company’s common stock, the valuation of its common stock has been determined using an option pricing model, which considers the guideline publicly-traded company method, guideline transaction method, market calibration method and discounted cash flow method.

For purposes of estimating the fair value of the Company’s common stock, the option pricing model was used to allocate the total enterprise value of the Company to the different classes of equity as of the valuation date. Under the option pricing model, the fair value of common stock was estimated as the net value of a series of call options, representing the present value of the expected future returns to common shareholders. The rights of the common shareholders were equivalent to a call option on any value above the preferred shareholders’ liquidation preferences, adjusted to account for the rights of conversion or participation retained by the preferred shareholders, as applicable. Thus, the common stock could have been valued by estimating the incremental value the common stock shares in each of these call option rights.

The significant assumptions used in the option pricing model included:

•	Total enterprise value of the Company based on the guideline publicly-traded company method, guideline transaction method, market calibration method and discounted cash flow method;

•	Liquidation preferences, conversion values, and participation thresholds of different equity classes;

•	Probability-weighted time to a liquidity event;

•	Expected volatility based upon the historical and implied volatility of common stock for the Company’s selected peers;

•	Expected dividend yield of zero as the Company does not have a history or plan of declaring dividends on its common stock;

•	Risk-free interest rate based on U.S. treasury bonds with a zero-coupon rate;

•	Implied valuation, timing, and probability of the Tailwind Two Merger; and

•	A discount for the lack of marketability of the Company’s common stock.

For purposes of estimating the total enterprise value of the Company, the Company considered the guideline publicly-traded company method, guideline transaction method, market calibration method and discounted cash flow method. A summary of each method and related significant assumptions were as follows:

•

Guideline publicly-traded company method: The guideline publicly-traded company method uses valuation multiples based on the enterprise value in relation to revenue for publicly-traded companies in the same or similar industries as the Company to arrive at an indication of value. Based on the implied valuation multiples of the peer companies, a valuation multiple of revenue is selected in order to estimate the enterprise value of the Company as of the valuation date.

•

Guideline transaction method: The guideline transaction method uses valuation multiples based on observed transactions that have occurred in the marketplace for companies in the same or similar industries as the Company to arrive at an indication of value. Based on the observed valuation multiples by comparing the implied enterprise values of the transaction to the respective revenue of the companies being acquired, a valuation multiple of revenue is selected in order to estimate the enterprise value of the Company as of the valuation date.

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Market calibration method: The market calibration method analyzes the percent change in the enterprise values of peer companies between the prior valuation date and the current valuation date. Based on the observed market movement in the enterprise values of peer companies, a market movement factor is selected to represent the potential shift in enterprise value of the Company between the prior valuation date and the current valuation date. The selected market movement factor is applied to the indicated value of the Company as of the prior valuation date.

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Discounted cash flow method: The discounted cash flow method estimates the enterprise value of the Company by discounting projected cash flows using market participant assumptions. The derivation of projected cash flows is based on forecasted revenue, operating profit margins, operating expenses, cash flows, and perpetual growth rates. The discount rate is derived from the Company’s capital structure and weighted-average cost of capital. Given the forecasted rapid growth in revenue compared to historical performance, the discounted cash flow method was primarily performed to corroborate the reasonableness of the indications of value from the guideline publicly-traded company method, guideline transaction method, and market calibration method.

The results of the guideline publicly-traded company method, guideline transaction method and market calibration method were equally weighted when determining the total enterprise value of the Company. Beginning in 2021, only the guideline publicly-traded company method and market calibration method were considered when determining the total enterprise value of the Company as a result of the implied valuation and timing and probability of a de-SPAC transaction. Finally, the total enterprise value of the Company was discounted for the lack of marketability of the Company’s common stock, which ranged from 7% to 34% and varied primarily based on the timing and probability of a de-SPAC transaction.

The Company considered various objective and subjective factors to determine the fair value of its common stock as of valuation date, including:

•	The Company’s stage of development and recent operational developments and milestones and related impact on historical earnings;

•	The Company’s short-term and long-term business initiatives and related impact on projected earnings;

•	Company-specific credit and risk considerations;

•	Industry information, such as external market conditions affecting the small satellite industry and trends within the small satellite industry;

•	Recent observed valuations and operating metrics of the Company’s identified peer group;

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Likelihood and timing of achieving a liquidity event, such as an initial public offering, SPAC merger, or strategic sale, or probability of an insolvency event given prevailing market conditions and the nature and history of the Company’s business;

•	Prices, privileges, powers, preferences and rights of the Company’s redeemable convertible preferred stock relative to those of its common stock; and

•	Macroeconomic conditions and other factors.

The following represents the range of the estimated fair value of the Company’s common stock for the indicated periods:

•	January 1, 2020 through December 31, 2020: $34.73 per share to $74.37 per share

•	January 1, 2021 through December 31, 2021: $74.37 per share to $193.05 per share

The range of estimated fair values of the Company’s common stock includes dates prior to the execution of the Merger Agreement. Beginning in January of 2021 and continuing throughout 2021, the Company was actively pursuing becoming a public company through either a de-SPAC transaction or an initial public offering. The Company received an indication of interest in early 2021 regarding a potential de-SPAC transaction prior to the commencement of communications with Tailwind Two. Conversations and negotiations with Tailwind Two regarding the Tailwind Two Merger commenced in May of 2021 with execution of the Merger Agreement on October 28, 2021, which resulted in an implied fair value of the Company’s common stock of approximately $277.07 per share based on the exchange ratio as of that date. Accordingly, the estimated fair value of the Company’s common stock during 2021 considered the implied valuation and timing and probability of a de-SPAC transaction. The Company’s estimate regarding the probability of a de-SPAC transaction was 15%, 50%, 50%, 60% and 70% as of December 31, 2020, March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021, respectively, based on the Company’s assessment of the status and likelihood of events noted above. Following the Tailwind Two Merger, the fair value of the Company’s common stock will be based on the closing price of New Terran Orbital’s common stock on the relevant valuation date as reported on the New York Stock Exchange.

The Company estimated the fair value of the Pre-Combination Warrants and FP Pre-Combination Warrants using the option pricing model as described above.

The Company estimated the fair value of share-based compensation awards granted in the form of stock options as well as the Detachable Warrants using the Black-Scholes option-pricing model. In addition to the estimated fair value of the Company’s common stock, additional assumptions used in the Black- Scholes option-pricing model included:

•	The exercise price of the instruments;

•	Expected term of the instruments;

•	Expected volatility based upon the historical and implied volatility of common stock for the Company’s selected peers;

•	Expected dividend yield of zero as the Company does not have a history or plan of declaring dividends on its common stock;

•	Risk-free interest rate based on U.S. treasury bonds with a zero-coupon rate;

The fair value of the Inducement Warrants was derived using a lattice model with substantially the same significant inputs and assumptions as the Black-Scholes option-pricing described above. Additional assumptions used in the lattice model included (i) the estimated counterparty credit spread based on an estimated credit rating of CCC and below, (ii) the implied valuation, timing, and probability of closing the Tailwind Two Merger, and (iii) a discount for the lack of marketability of the Company’s common stock.

The fair values of the Combination Warrants and FP Combination Warrants were derived using the Black-Scholes option-pricing model as described above. However, certain key differences in the assumptions utilized included: (i) the price per share of Tailwind Two’s common stock, (ii) the probability of closing the Tailwind Two Merger, and (iii) the estimated redemption rate of Tailwind Two’s public shareholders.

The fair values of the Combination Equity and FP Combination Equity were derived using the following significant inputs and assumptions as of the valuation date: (i) the price per share of Tailwind Two’s common stock, (ii) the probability of closing the Tailwind Two Merger, and (iii) the estimated redemption rate of Tailwind Two’s public shareholders.

In addition, the Company is required to estimate the fair value of its debt instruments for disclosure purposes. As of December 31, 2021, the fair value of the Company’s long-term debt was related to the Pre-Combination Notes and the Senior Secured Notes due 2026. For each instrument, the fair value was determined using a lattice model with the following significant inputs and assumptions: (i) time to maturity, (ii) coupon rate, (iii) discount rate based on an estimated credit rating of CCC and below, (iv) risk-free interest rate, (v) contractual features such as prepayment options, call premiums and default provisions, and (vi) probability of a liquidity event. As of December 31, 2020, the fair value of the Company’s long-term debt was related to the Convertible Notes due 2028. Due to the conversion feature of the Convertible Notes due 2028, the estimated fair value of the Convertible Notes due 2028 was determined using a lattice model with consideration of the value of the Company’s common stock as described above.

The assumptions underlying these valuations represented the Company’s best estimate, which involved inherent uncertainties and the application of the Company’s judgment. If the Company had used different assumptions or estimates, the fair value of the Company’s common stock, grant-date fair value of its share-based compensation awards, warrants and derivatives, and debt instruments could have been materially different.

Inventory

Inventory consists of parts and sub-assemblies that are ultimately consumed in the manufacturing and final assembly of satellites. When an item in inventory has been identified and incorporated into a specific satellite, the cost of the sub-assembly is charged to cost of goods sold in the consolidated statements of operations and comprehensive loss. Inventory is measured at the lower of cost or net realizable value. The cost of inventory includes direct material, direct labor and manufacturing overhead and is determined on a first-in-first-out basis. Inventory is presented net of an allowance for losses associated with excess and obsolete items, which is estimated based on the Company’s current knowledge with respect to inventory levels, planned production and customer demand.

Long-lived Assets Impairment

The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the net carrying amount of an asset or asset group may not be fully recoverable. The Company groups assets at the lowest level for which cash flows are separately identified. Recoverability is measured by a comparison of the net carrying amount of the asset group to its expected future undiscounted cash flows. If the expected future undiscounted cash flows of the asset group are less than its net carrying amount, an impairment loss is recognized based on the amount by which the net carrying amount exceeds the fair value less costs to sell. The calculation of the fair value less costs to sell of an asset group is based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

Loss Contingencies

From time to time, the Company is subject to claims and lawsuits in the ordinary course of business, such as contractual disputes and employment matters. The Company is also subject to regulatory and governmental examinations, information requests and subpoenas, inquiries, investigations, and threatened legal actions and proceedings. The Company records accruals for losses that are probable and reasonably estimable. These accruals are based on a variety of factors such as judgment, probability of loss, opinions of internal and external legal counsel. Legal costs in connection with claims and lawsuits in the ordinary course of business are expensed as incurred.

Income Taxes

The Company files income tax returns for U.S. federal and various state jurisdictions and in Italy for its foreign subsidiary.

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the results of operations in the period the new laws are enacted. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets to the estimated realization amount.

The valuation allowance for deferred tax assets relates to the uncertainty of the utilization of U.S. federal, state and foreign deferred tax assets. In evaluating the Company’s ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, which include its past operating results, the existence of cumulative losses in the most recent years, and its forecast of future taxable income. In estimating future taxable income, the Company develops assumptions related to the amount of future pre-tax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage its underlying businesses.

The Company recognizes positions taken or expected to be taken in a tax return in the consolidated financial statements when it is more-likely-than-not (i.e., a likelihood of more than 50%) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit with greater than 50% likelihood of being realized upon ultimate settlement. The Company records liabilities for positions that have been taken but do not meet the more-likely-than-not recognition threshold.

ACCOUNTING PRONOUNCEMENTS

Refer to Note 1 “Organization and Summary of Significant Accounting Policies” to the consolidated financial statements filed as Exhibit 99.1 to this Amendment for further information about recent accounting pronouncements and adoptions.